Exhibit 23.1

PAN-CHINA SINGAPORE PAC
天健新加坡会计师事务所有限公司
UEN:201603521D
80 SOUTH BRIDGE ROAD
#04-02 GOLDEN CASTLE BUILDING
SINGAPORE 058710
TEL: +65 6438 3524

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-effective Amendment No. 2 to Registration Statement on Form F-1 (No. 333-235275) of Huahui Education Group Limited of our report dated April 30, 2021 for financial year then ended as of December 31, 2020 and of our report dated April 28, 2020 for financial years then ended as of December 2019 and 2018, relating to the financial statements which appears in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Pan-China Singapore PAC

Singapore

March 31, 2022